Exhibit 99.1

AutoWeb Reports Fourth Quarter and Full Year 2018 Results

IRVINE, Calif. – March 7, 2019 – AutoWeb, Inc. (Nasdaq: AUTO), a robust digital marketing platform providing digital advertising solutions for automotive dealers and OEMs, is reporting financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Financial Summary
●	Total revenues were $32.3 million compared to $31.7 million in Q3’18 and $33.3 million in Q4’17.
●	Advertising revenues were $6.5 million compared to $6.6 million in Q3’18 and $9.2 million in Q4’17.
●	Net loss was $5.3 million or $(0.41) per share, compared to a net loss of $18.0 million or $(1.41) per share in Q3’18 and a net loss of $65.8 million or $(5.22) per share in Q4’17.
●	Non-GAAP loss was $3.1 million or $(0.24) per share, compared to a non-GAAP loss of $2.4 million or $(0.19) per share in Q3’18 and non-GAAP income of $0.1 million or $0.01 per share in Q4’17.

Fourth Quarter 2018 Key Operating Metrics
●	Lead traffic was 32.1 million visits compared to 34.4 million in Q3’18 and 26.8 million in Q4’17.1
●	Lead volume was 2.0 million compared to 1.9 million in Q3’18 and 1.8 million in Q4’17.2
●	Retail dealer count was 2,596 compared to 2,577 in Q3’18 and 3,008 in Q4’17.3
●	Retail lead capacity was 442,000 lead targets compared to 441,000 in Q3’18 and 528,000 in Q4’17.4
●	Click traffic was 6.1 million visits compared to 5.9 million in Q3’18 and 6.3 million in Q4’17. 5
●	Click volume was 6.6 million clicks compared to 6.6 million in Q3’18 and 7.3 million in Q4’17.6
●	Revenue per click was $0.81 compared to $0.84 in Q3’18 and $1.08 in Q4’17.7

1 Lead traffic = total visits to AutoWeb’s owned lead websites. Lead traffic visits for the applicable periods include visits to several additional AutoWeb websites that were not previously reported for the Q3’18 period.
2 Lead volume = total new and used vehicle leads invoiced to retail and wholesale customers.
3 Retail dealer count = the number of franchised dealers contracted for delivery of retail new vehicle leads plus the number of vehicle dealers (franchised or independent) contracted for delivery of retail used vehicle leads.
4 Retail lead capacity = the sum of the number of new and used vehicle leads contracted for by new or used retail vehicle dealers that the dealers wish to receive each month (i.e., “targets”) during the applicable quarter.
5 Click traffic = total visits to AutoWeb’s owned click referral websites.
6 Click Volume = the number of times during the applicable quarter that consumers clicked on advertisements on AutoWeb’s click referral websites.
7 Revenue per click = total click revenue divided by click volume.

Management Commentary
“We continued to execute on our strategic initiatives in Q4, as reflected by another quarter of sequential improvement in lead volume and the first time we’ve generated two million leads since Q3 2017,” said Jared Rowe, President & CEO of AutoWeb. “We also began to mobile enable some of our new car websites, which led to improvements in conversion and resulted in our first sequential quarter of gross margin expansion since Q4 2016.

“We made progress implementing new traffic acquisition strategies and our new click algorithm during the quarter. In fact, as of November 2018, 90% of our click traffic was being exposed to the new algorithm and the early results have been promising, however there is still work to be done to improve our click through rate.

“This momentum has been further enabled by the establishment of our full leadership team. Over the last few months, we added a new CFO, COO, CTO, and CPO; all department heads are now in place. Further, we strengthened our board with the appointment of Chan Galbato, a seasoned executive from Cerberus Capital Management. Each team member brings a unique but complementary background and skillset to fill critical roles at AutoWeb.

“We have completed the first phase of our turnaround and are in the early stages of the next phase. Our team is in place, we’ve begun to deploy various initiatives and our results are beginning to turn in the right direction. However, we still need to make better progress on multiple fronts, particularly from a distribution perspective for both leads and clicks. While we improved dealer count and lead capacity during the fourth quarter, we do not anticipate a straight-line trajectory and believe we can make better progress in penetrating the top 150 dealer groups in the country.

“Overall, I am proud of the work our team has completed to date as we enter the next phase of this turnaround, and we remain fully committed to growing revenue and expanding margins in 2019 as we execute on our various strategic initiatives.”

Fourth Quarter 2018 Financial Results
Total revenues in the fourth quarter of 2018 were $32.3 million compared to $33.3 million in the year-ago quarter, with advertising revenues of $6.5 million compared to $9.2 million in the year-ago quarter. The decline in total revenues was primarily due to lower click volume and revenue per click.

Gross profit in the fourth quarter was $5.6 million compared to $8.1 million in the year-ago quarter, with the decrease primarily driven by lower revenue and cost of revenue inefficiencies. As a percentage of revenue, gross profit was 17.5%.

Total operating expenses in the fourth quarter were $11.0 million compared to $48.4 million in the year-ago quarter. The fourth quarter of 2017 included a goodwill impairment charge of $37.7 million.

Net loss in the fourth quarter of 2018 was $5.3 million or $(0.41) per share, compared to a net loss of $65.8 million or $(5.22) per share in the year-ago quarter. The difference was primarily driven by the aforementioned goodwill impairment charge in 2017, as well as a non-cash charge to income tax in the year-ago quarter.

Non-GAAP loss was $3.1 million or $(0.24) per share, compared to non-GAAP income of $0.1 million or $0.01 per share in the fourth quarter of 2017 (see "Note about Non-GAAP Financial Measures" below for further discussion). The decline was primarily driven by the lower revenue and gross profit noted above.

At December 31, 2018, cash and cash equivalents totaled $13.6 million compared to $15.8 million at September 30, 2018, and $25.0 million at December 31, 2017, with the reduction from year-end 2017 primarily driven by repayment of AutoWeb’s $8.0 million revolving line of credit and severance-related costs. Total debt was $1.0 million compared to $9.0 million at December 31, 2017.

Full Year 2018 Financial Results
Total revenues in 2018 were $125.6 million compared to $142.1 million in 2017, with advertising revenues of $28.2 million compared to $34.1 million in 2017.

Gross profit in 2018 was $15.3 million compared to $42.8 million in 2017. As a percentage of revenue, gross profit was 12.2%. The decrease was primarily due to lower revenues and efficiency, as well as the one-time impairment charge in Q3’18 associated with the DealerX platform license.

Adjusted gross profit in 2018, which excludes the one-time DealerX impairment charge of $9.0 million, was $24.3 million compared to gross profit of $42.8 million in 2017. As a percentage of revenue, adjusted gross profit was 19.3% (see "Note about Non-GAAP Financial Measures" below for further discussion).

Total operating expenses in 2018 were $54.3 million compared to $81.4 million in 2017. The 2017 period included a $37.7 million goodwill impairment charge.

Net loss in 2018 was $38.8 million or $(3.04) per share, compared to a net loss of $65.0 million or $(5.48) per share last year.

Non-GAAP loss was $9.2 million or $(0.72) per share, compared to non-GAAP income of $8.5 million or $0.64 per share in 2017 (see "Note about Non-GAAP Financial Measures" below for further discussion).

Conference Call
AutoWeb will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2018 results, followed by a question-and-answer session.

Date: Thursday, March 7, 2019
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 6986797

Please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 16, 2019. The call will also be archived in the Investors section of AutoWeb’s website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 6986797

Tax Benefit Preservation Plan

At December 31, 2018, the company had approximately $87.6 million in available net operating loss carryforwards (NOLs) for U.S. federal income tax purposes. AutoWeb reminds stockholders about its Tax Benefit Preservation Plan dated May 26, 2010, as amended on April 14, 2014 and April 13, 2017 (as amended, the “Plan”) between the company and Computershare Trust Company, N.A., as rights agent.

The Plan was adopted by the company’s board of directors to preserve the company’s NOLs and other tax attributes, and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. In general, an ownership change will occur if the company’s 5% shareholders, for purposes of Section 382, collectively increase their ownership in the company by an aggregate of more than 50 percentage points over a rolling three-year period. The Plan is designed to reduce the likelihood that the company experiences such an ownership change by discouraging any person or group from becoming a new 5% shareholder under Section 382. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company’s outstanding common stock and could result in substantial dilution of the acquirer’s percentage ownership in the company. There is no guarantee that the Plan will achieve the objective of preserving the value of the company’s NOLs.

As of January 31, 2019, there were 12,960,450 shares of the company’s common stock, $0.001 par value, outstanding. Persons or groups considering the acquisition of shares of beneficial ownership of the company’s common stock should first evaluate their percentage ownership based on this revised outstanding share number to ensure that the acquisition of shares does not result in beneficial ownership of 4.9% or more of outstanding shares. For more information about the Plan, please visit investor.autoweb.com/tax.cfm.

About AutoWeb, Inc.
AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at investor.autoweb.com/alerts.cfm.

Note about Non-GAAP Financial Measures
AutoWeb has disclosed non-GAAP (loss) income and non-GAAP EPS in this press release, which are non-GAAP financial measures as defined by SEC Regulation G. The company defines (i) non-GAAP (loss) income as GAAP net (loss) income before amortization of acquired intangibles, non-cash stock-based compensation, severance costs, gain or loss on investment or sale, litigation settlements, goodwill impairment, long-lived asset impairment and income taxes; and (ii) non-GAAP EPS as non-GAAP (loss) income divided by weighted average diluted shares outstanding. A table providing reconciliations of non-GAAP (loss) income and non-GAAP EPS is included at the end of this press release.

AutoWeb has also disclosed adjusted gross profit and adjusted gross margin in this press release, which are also non-GAAP financial measures as defined by SEC Regulation G. The company defines (i) adjusted gross profit as GAAP gross profit minus the one-time cost of revenues - impairment charge due to the DealerX platform license; and (ii) adjusted gross margin as GAAP gross margin, excluding the impact of the one-time cost of revenues – impairment charge due to the DealerX platform license. A table providing the reconciliation of adjusted gross profit and adjusted gross margin is included at the end of this press release.

The company's management believes that presenting non-GAAP (loss) income, non-GAAP EPS, adjusted gross profit and adjusted gross margin provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations, as well as providing for more consistent period-over-period comparisons. These non-GAAP measures also assist management in its operational and financial decision-making and monitoring the company’s performance. In addition, we use non-GAAP and non-GAAP EPS as a measure for determining incentive compensation targets. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure.

Forward-Looking Statements Disclaimer
The statements contained in this press release or that may be made during the conference call described above that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, projections, statements regarding future events, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) there is still work to be done to improve the company’s click through rate; (ii) the company still needs to make better progress on multiple fronts, particularly from a distribution perspective for both leads and clicks; (iii) while dealer count and lead capacity improved during the fourth quarter, the company does not anticipate a straight-line trajectory and that the company believes it can make better progress in penetrating the top 150 dealer groups in the country; and (iv) the company remains fully committed to growing revenue and expanding margins in 2019 as it executes on our various strategic initiatives, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. AutoWeb undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by AutoWeb; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in AutoWeb’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of AutoWeb and the market price of the company's stock.

Company Contact
J.P. Hannan
Chief Financial Officer
1-949-437-4651
jp.hannan@autoweb.com

Investor Relations Contact:
Sean Mansouri or Cody Slach
Liolios Investor Relations
1-949-574-3860
AUTO@liolios.com

AUTOWEB, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$13,600	$24,993
Short-term investment	-	254
Accounts receivable (net of allowances for bad debts and customer credits of $566 and $892 at December 31, 2018 and 2017, respectively)	26,898	25,911
Prepaid expenses and other current assets	1,245	1,805
Total current assets	41,743	52,963
Property and equipment, net	3,181	4,311
Investments	-	100
Intangible assets, net	11,976	29,113
Goodwill	-	5,133
Long-term deferred tax asset	-	692
Other assets	516	601
Total assets	$57,416	$92,913

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,908	$7,083
Accrued employee-related benefits	3,125	2,411
Other accrued expenses and other current liabilities	8,868	7,252
Current convertible note payable	1,000	-
Total current liabilities	23,901	16,746
Convertible note payable	-	1,000
Borrowings under revolving credit facility	-	8,000
Total liabilities	23,901	25,746

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized
Series A Preferred stock, none issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 12,960,450 and 13,059,341 shares issued and outstanding, as of December 31, 2018 and 2017, respectively	13	13
Additional paid-in capital	361,218	356,054
Accumulated deficit	(327,716)	(288,900)
Total stockholders' equity	33,515	67,167
Total liabilities and stockholders' equity	$57,416	$92,913

AUTOWEB, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2018	2017	2018	2017

Revenues:
Lead fees	$25,659	$23,896	$96,936	$107,045
Advertising	6,526	9,228	28,169	34,142
Other revenues	68	197	484	938
Total revenues	32,253	33,321	125,589	142,125
Cost of revenues	26,613	25,182	101,315	99,352
Cost of revenues - impairment	-	-	9,014	-
Gross profit	5,640	8,139	15,260	42,773

Operating expenses:
Sales and marketing	2,323	3,630	12,419	14,315
Technology support	3,185	2,986	13,838	12,567
General and administrative	4,097	2,961	16,077	12,001
Depreciation and amortization	1,402	1,158	4,897	4,781
Goodwill impairment	-	37,688	5,133	37,688
Long-lived asset impairment	-	-	1,968	-
Total operating expenses	11,007	48,423	54,332	81,352
Operating income (loss)	(5,367)	(40,284)	(39,072)	(38,579)
Interest and other income (expense), net	72	(656)	250	(946)
Income (loss) before income tax provision (benefit)	(5,295)	(40,940)	(38,822)	(39,525)
Income tax provision (benefit)	(10)	24,900	(6)	25,439
Net income (loss) and comprehensive income (loss)	$(5,285)	$(65,840)	$(38,816)	$(64,964)

Basic earnings (loss) per common share	$(0.41)	$(5.22)	$(3.04)	$(5.48)
Diluted earnings (loss) per common share	$(0.41)	$(5.22)	$(3.04)	$(5.48)

Shares used in computing earnings (loss) per common share (in thousands):
Basic	12,892	12,622	12,756	11,853
Diluted	12,892	12,622	12,756	11,853

AUTOWEB, INC.
RECONCILIATION OF NON-GAAP INCOME (LOSS) / EPS
 (Amounts in thousands, except per-share data)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017

Net income (loss)	$(10,279)	$484	$(5,217)	$322	$(18,036)	$69	$(5,285)	$(65,840)	$(38,816)	$(64,964)
Amortization of acquired intangibles	1,687	1,387	1,670	1,359	1,650	1,343	1,511	1,646	6,518	5,736
Non-cash stock based compensation:
Cost of revenues	15	20	4	19	2	19	2	19	23	78
Sales and marketing	225	412	159	402	520	409	77	481	981	1,703
Technology support	152	127	173	134	886	138	36	184	1,247	583
General and administrative	1,234	452	607	389	388	397	386	501	2,615	1,739
Total non-cash stock-based compensation	1,626	1,011	943	944	1,796	963	501	1,185	4,866	4,103

Severance costs	950	-	-	57	1,140	-	188	-	2,278	57
Litigation settlements	(17)	(25)	(25)	(25)	(25)	(26)	(25)	(33)	(92)	(109)
Gain (loss) on investment	-	-	(125)	-	100	-	-	580	(25)	580
Goodwill impairment	5,133	-	-	-	-	-	-	37,688	5,133	37,688
Long-lived asset impairment	-	-	-	-	10,982	-	-	-	10,982	-
Income taxes	4	625	-	(166)	-	81	(10)	24,900	(6)	25,439

Non-GAAP income (loss)	$(896)	$3,482	$(2,754)	$2,491	$(2,393)	$2,430	$(3,120)	$126	$(9,162)	$8,530

Weighted average diluted shares	12,617	13,309	12,726	13,344	12,787	13,201	12,892	13,452	12,756	13,366

Diluted GAAP EPS	$(0.81)	$0.04	$(0.41)	$0.01	$(1.41)	$0.01	$(0.41)	$(5.22)	$(3.04)	$(5.48)
Diluted impact of adjustments	0.74	0.23	0.19	0.16	1.22	0.18	0.17	4.90	2.32	5.50
Diluted Non-GAAP EPS	$(0.07)	$0.26	$(0.22)	$0.19	$(0.19)	$0.18	$(0.24)	$0.01	$(0.72)	$0.64

AUTOWEB, INC.
RECONCILIATION OF ADJUSTED GROSS PROFIT (LOSS) AND ADJUSTED GROSS MARGIN
(Amounts in thousands, except gross margin %)

	Year Ended December 31,
	2018	2017

Total Revenues	$125,589	$142,125

Cost of revenues	101,315	99,352
Cost of revenues - impairment	9,014	-
Gross (loss) profit	15,260	42,773

Non-GAAP adjustments
Cost of revenues - impairment	9,014	-
Adjusted gross profit	$24,274	$42,773

Gross margin	12.2%	30.1%

Non-GAAP adjustments
Cost of revenues - impairment	7.2%	0.0%
Adjusted gross margin	19.3%	30.1%